SETTLEMENT AGREEMENT

        This Settlement Agreement entered into as of the 22nd day of July, 2005 (this "Agreement"), by and among Headliners Entertainment Group, Inc., a Delaware corporation with offices at 501 Bloomfield Avenue, Montclair, NJ 07042 ("Headliners"), Paul Butler ("Butler"), Jon B. Field and Jon H. Field (collectively, "Field"), each an individual having an address at 6728 Hyland Croy, Dublin, OH 43016, and JHF Property Holdings, LLC, d/b/a JHF Properties, LLC ("JHF"), an Ohio limited liability company with offices at 6728 Hyland Croy, Dublin, OH 43016.

                           W I T N E S S E T H:

        WHEREAS, Headliners, Butler and JHF executed a Consolidated Acquisition Agreement dated March 29, 2005 (the "Acquisition Agreement"), pursuant to which Headliners acquired from Butler and JHF (together with Field, collectively, the "Transferors") all equity interest in 1133 Sycamore St. LLC, 4115 Mill Street LLC, 296 N. Stone LLC, 6107 Ridgewood Rd LLC, and 1299 Farnam St LLC, each of which is an Ohio limited liability company which operates a dance club in one of several jurisdictions (collectively, the "Acquired LLCs"); and

	WHEREAS, the parties entered into an Amended and Restated Consolidated Acquisition Agreement, dated June 6, 2005 (the "Amendment"), amending and restating the Acquisition Agreement, pursuant to which, inter alia, Headliners was to acquire from Butler and JHF all equity interest in JP 4th Street Line LLC ("Louisville") and JEP, Power Plant Way, LLC ("Virginia"), two additional limited liability companies which operate dance clubs in Louisville, KY and Hampton, VA, respectively, but such equity interests were never in fact transferred; and

	WHEREAS, Headliners commenced an action against John B. Field, Paul Butler, Jon H. Field, JHF Property Holdings, LLC, and JHF Properties, LLC in the United States District Court, District of New Jersey, Civil Action Number 1:05-cv-03519, for breach of certain representations and warranties contained in certain agreements, including the Acquisition Agreement and Amendment (such action being hereinafter referred to as the "Litigation"); and

	WHEREAS, the parties wish to enter into this Agreement for the purpose of amending the Amendment and to set forth the terms of their settlement of the Litigation.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

1.	Termination of Prior Agreements and Discontinuance of Action.

   1.1 Except as specifically stated herein to the contrary with respect to certain provisions, this Agreement supersedes the Acquisition Agreement, the Amendment, and any other agreements between or among the parties hereto (including the Properties Acquisition Agreement - Butler, the Project Acquisition
Agreement and the Properties Acquisition Agreement - Field, all dated as of June 23, 2004, and the Omnibus Modification Agreement, dated November 22, 2004), all of which agreements are hereby terminated and of no further force or effect.

   1.2 Headliners agrees to file a voluntary discontinuance of the Litigation, without prejudice. Headliners shall complete their due diligence within 60 days and, provided that all documents requested to be executed by Transferors have been so executed and returned to Headliners, and Transferors have otherwise complied with their obligations hereunder, Headliners shall file an Amended Notice of Dismissal with prejudice.

2.	Transfer of LLC Interests; Further Action.

   2.1 The parties agree and acknowledge that all record and equity interest in all of the Acquired LLCs has passed from the Transferors to Headliners in exchange for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, pursuant to the Acquisition Agreement and the Amendment, and that neither JHF, Butler, Field nor any of their respective affiliates has any remaining equity interest in any of the Acquired LLCs.

   2.2 No later than July 22, 2005 (the "Closing Date"), the Transferors shall transfer to Headliners all record and equity interest in Louisville, on an "as is" basis, and shall execute an assignment of LLC interest and such other documents and instruments of transfer as may be necessary or appropriate to effect such transfer. Any agreement or arrangement providing for (i) the management or operation of Louisville, (ii) compensation to be paid by Louisville or (iii) the participation in any profits or cash flows of Louisville between either of the Transferors or any of their respective affiliates, on the one hand, and Headliners or Louisville, on the other hand, shall be null and void and of no further force or effect as against Headliners or Louisville.

   2.3 Headliners shall, at its expense, prepare such documents and take any and all further action as may, in the discretion of Headliners or its management, reasonably exercised, be necessary for Headliners to assume all licenses, leases (for real estate and equipment) and accounts of Louisville and obtaining any regulatory approval required to operate the business of the Acquired LLCs and Louisville, including without limitation, transfer of all leases and bank accounts and filing with the appropriate regulatory authorities of an application for the transfer of the licenses required for the Acquired LLCs and Louisville to sell alcoholic beverages in their respective states of operation, as soon as practicable but no later than August 22, 2005. The Transferors shall cooperate with Headliners and sign any and all documentation and take such further acts as are necessary to accomplish such transfers. In the event that Headliners has not filed the necessary application and supporting documentation for the transfer of the liquor licenses with the relevant state liquor authorities by August 22, 2005, provided that the Transferors have executed all necessary documents and taken all actions within their control to accomplish the transfers, then, after seven (7) days' notice to Headliners of their intention to do so, and unless Headliners has acted in that period to cure any failure to file, the Transferors shall have the option to surrender the liquor licenses.

   2.4 All bank accounts in the name of Butler or JHF used for the business of any of the Acquired LLCs or Louisville (the "Accounts") shall be the property of Headliners until such time as new accounts can be established or the Accounts have been
transferred to Headliners.   Headliners shall establish such
new accounts or prepare all necessary documentation for the transfer of the Accounts to its name as soon as practicable but in no event later than August 22, 2005. The Transferors shall cooperate with Headliners and sign any and all documentation and take such further acts as are necessary to accomplish such transfers. In the event that Headliners has not established new accounts or has not filed the necessary application for the transfer of the Accounts by August 22, 2005, provided that the Transferors have executed all necessary documents and taken all actions within their control to accomplish the transfers, then, after seven (7) days' notice to Headliners of their intention to do so, and unless Headliners has acted in that period to cure any failure to file, the Transferors shall have the option to close the Accounts. Headliners agrees to hold the Transferors harmless for any loss arising out of Headliners's use of the Accounts.

   2.5 The Transferors and Headliners shall take any and all action to transfer title and all related financing documents to the 2004 BMW 745LI automobile currently in use by Headliners for the operation of the Acquired LLCs from JHF to Headliners, and Headliners agrees to assume liability for payments due thereon, to continue making such payments and to maintain insurance on the vehicle.

   2.6 Guarantees. Headliners hereby assumes liability for personal guarantees of real estate leases made by the Transferors for the Acquired LLCs and Louisville and credit card machine leases with Ladco for equipment located in the Acquired Clubs and in Louisville, each of which is listed on
Schedule 2.5 hereto and a copy of which has been provided to Headliners.


3.	Reversion of Net Cash Flow and Operations of Virginia.

   3.1 Any right of Headliners to operate or receive Net Cash Flow (as such term is defined in the Amendment) from Virginia which the Transferors transferred to Headliners pursuant to the Amendment shall, as of the Closing Date, revert back to the Transferors. Headliners shall surrender all property of Virginia in its possession, including leases to premises operated by Virginia and all inventory, on an "as is" basis, without any representation as to the amount or condition thereof. However, the safe shall contain at least $8,000 in cash, the same amount as when Headliners took control of Virginia.

   3.2 Headliners shall take any and all further action as may be necessary or appropriate to return management of Virginia to the Transferors, including delivering all records pertaining to Virginia's operating bank account, which shall reflect a zero book value, after taking account of any outstanding checks which have not yet cleared such account.

   3.3 The Transferors shall assume any and all expenses incurred or coming due in the operation of the business of Virginia on or after the Closing Date, including, without limitation, payroll and rent, and shall pay all taxes associated therewith. Headliners hereby represents that it has paid all rent due through July 2005 and has paid or will pay all sales taxes due through July 21, 2005.

   3.4 The Transferors shall forward to Headliners at its address appearing in the notice provision of this Agreement, unopened, any correspondence received by any of the Transferors and addressed to Headliners, any of its principals, the Acquired LLCs or Louisville. However, if such mail was improperly addressed to Headliners or any of its principals, such mail shall promptly be forwarded to the Transferrors at the address in paragraph 6.5 below. Inadvertently opening the mail is not a breach.

4. Cancellation of Shares; Escrow of Debenture; Payment. On the Closing Date, JHF shall (i) return to Headliners original stock certificates representing all shares of capital stock of Headliners held by JHF, Butler, Field or any of their respective affiliates or transferees, which stock certificates shall be cancelled and thereafter of no further force or effect and (ii) place, within seven
(7) days of the date of this Agreement, into escrow with Danny W. Bank, Esq. the originally executed $5,000,000 convertible debenture issued by Headliners pursuant to Section 1.5.2 of the Amendment, which debenture shall remain in escrow as collateral for the payment in full of all obligations of Headliners under this Section 4 and, upon such payment in full, shall be returned to Headliners for cancellation. Headliners shall pay to JHF, in full satisfaction of any and all claims against Headliners for amounts due to either of the Transferors or Field, the following:

   4.1  $675,000 in cash, less $301,565.10 received by
Transferors to date, leaving a balance due of $373,434.90, payable in five equal weekly installments of $74,686.98, the first such installment being payable on August 3, 2005 and, thereafter, on each succeeding Wednesday (August 10, August 17, August 24, August 31). All amounts owed under this paragraph shall be paid in full by August 31, 2005; and

   4.2 $15,000 per week, payable weekly commencing September 7, 2005 and, thereafter, on each succeeding Wednesday for 28 weeks (totaling 28 payments in the aggregate for total combined payments under this paragraph in the amount of $420,000.00).
All amounts owed under this paragraph shall be paid in full by March 15, 2006.

   4.3 In the event Headliners defaults in the making of any payments under paragraphs 4.1 or 4.2 above, the Transferors may give written notice, in accordance with the notice provision in this Agreement, and Headliners shall have seven (7) business days to cure such default. In the event Headliners fails to cure such default, the Transferors shall be entitled to receive all payments then due plus a penalty of two times the amount of the delinquent payment and to convert the Debenture, in accordance with its terms, into shares of Headliners's common stock. In the event that the Transferors bring suit against Headliners seeking damages for the default by Headliners and are successful on the merits in such suit, the Transferors shall be entitled to reimbursement for all reasonable attorneys fees incurred in bringing such suit.

5.      Representations and Warranties; Indemnification.

   5.1 By executing this Agreement, the Transferors and Field hereby jointly and severally represent and warrant to Headliners that:

       (a) subject to any transfers by Headliners, immediately prior to their transfer of same to Headliners, the Transferors were (in the case of the Acquired LLCs) or are (in the case of Louisville) the sole beneficial and record owners of all interests in the Acquired LLCs and Louisville with right of transfer, and, upon consummation of the transactions contemplated by the Amendment and this Agreement, such interests have been (in the case of the Acquired LLCs) or will be (in the case of Louisville) effectively vested in the Purchaser; and

       (b) subject to any transfers by Headliners, immediately prior to their transfer of same to Headliners, the Transferors and Field had the sole rights to manage and operate the businesses of the Acquired LLCs and Louisville, and hold valid title to all leases, licenses and any intellectual property necessary for the operation of such businesses.

   5.2 The Transferors and Field hereby jointly and severally indemnify and hold Headliners harmless from and against any and all claim, damage, liability, cost or other expense resulting from or arising out of the breach of any of the representations and warranties contained in Section 5.1 of this Agreement.

   5.3 By executing this Agreement, Headliners hereby represents and warrants to Transferors and Field that to its knowledge:

       (a) there are no claims against Virginia, arising from Headliners's operation of the facility;

       (b) that there have been no liquor violations during Headliners's management of the club nor any other circumstances which would cause it to doubt that the liquor license is in good standing as of the Closing Date; and

       (c) that the debenture previously issued to JHF has not been cancelled and is valid. Headliners shall deliver to Danny
Bank, Esq. a replacement original signature page to the debenture upon receipt by Headliners from Transferors of an originally executed standard form lost instrument affidavit and indemnity regarding the debenture.

   5.4 Headliners shall indemnify and hold the Transferors and Field harmless from and against any and all claim, damage, liability, cost or other expense resulting from or arising out of the breach of any of the representations and warranties contained in Section 5.3 of this Agreement.

6.	Miscellaneous

   6.1 Further Assurances. At its own expense, each party will, at such time and from time to time on and after the Closing Date, upon request by the other party, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances that may be reasonably required for the carrying out of the purposes of this Agreement. The parties shall execute mutual releases from liability for claims except only for the performance of obligations under this Agreement and subject to
Section 6.3 hereof.

   6.2 Complete Agreement. This Agreement and the documents, if any, referred to herein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous agreements, amendments thereto, negotiations, commitments, and writings with respect to such subject matter.

   6.3  Termination and Remedies.   This Agreement may be
terminated (a) at any time by the mutual written agreement executed by all parties hereto, (b) at any time by a party hereto if the other party hereto shall have materially breached any of its obligations or agreements hereunder. Upon its termination, this Agreement shall be null and void and of no further effect, and, in the event of a material breach hereof by either of the Transferors or Field, Headliners shall have the option of reinstating and continuing to prosecute the Litigation.

   6.4 Waiver, Discharge, etc. This Agreement may not be amended or modified in any manner except by an instrument in writing signed on behalf of each of the parties hereto by their duly authorized representatives.

   6.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, mailed by certified or registered mail (return receipt requested) or sent by overnight courier to the parties at the following addresses (or at such other address for a party as may be specified by like notice) and shall be deemed given on the date on which it is so hand-delivered or on the third business date following the date on which it is so mailed.

        (a)     If to Headliners:
		501 Bloomfield Avenue
		Montclair, NJ 07042
                Fax: 800-925-3175
                Attn: Ed Rodriguez

                with a copy to:

                HodgsonRuss LLP
                60 East 42nd Street, 37th Floor
                New York, NY  10165
                Fax: (212) 972-1677
                Attn: Mark A.Harmon, Esq.

        (b)     If to the Transferors or Field:
                6728 Hyland Croy
                Dublin, OH 43016
                Fax: 614-760-9501

                with a copy to:
                Danny W. Bank
                303 East Broad Street
                Columbus, Ohio  43215
                Phone:  (614) 236-6247
                Fax:  (614) 236-6970
                E-mail:  dbank@law.capital.edu

   6.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to the rules of conflict of laws. Each of the parties consents to the jurisdiction of the state and federal courts in the State of New Jersey and the County of Essex in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdiction.

   6.7 Successors and Assigns. No party hereto may assign any of its rights, or delegate any of its duties, hereunder without the prior written consent of the other party hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their successors or assigns.

   6.8 Execution in Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

   6.9 Expenses. The parties shall each bear their respective costs and expenses incurred in connection with the negotiation, preparation and consummation of the Transaction.

   6.10 Trademarks. The parties confirm that all trade names associated with the Acquired LLCs and Louisville were effectively transferred to Headliners pursuant to the Acquisition Agreement and the Amendment. Headliners shall permit the Transferors to use the trade names associated with the Acquired LLCs and Louisville provided that neither the Transferors nor any of their affiliates or assigns may use any such trade name to engage in any trade or business within 50 miles of a business conducted by an Acquired LLC or Louisville.

   6.11 Upon five (5) business days' notice to Headliners, the Transferors or Field may assign the payments hereunder without penalty.


IN WITNESS WHEREOF, the parties have hereunto set their hand and executed this Agreement on the date first written above.


HEADLINERS ENTERTAINMENT                   JHF PROPERTY HOLDINGS, LLC
GROUP, INC.


By: /s/Eduardo Rodriguez                   By: /s/ Jon H. Field
------------------------------             --------------------------
Eduardo Rodriguez, C.E.O.                  Jon H. Field, C.E.O.


/s/ Jon H. Field                           /s/ Paul Butler
------------------------------             --------------------------
Jon H. Field                               Paul Butler


/s/ Jon B. Field
------------------------------
Jon B. Field